Exhibit 23.1

                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Toronto-Dominion Bank filed with the U.S. Securities and Exchange Commission and in the related prospectus of our report dated November 15, 2001 on the balance sheets of The Toronto-Dominion Bank as at October 31, 2001 and 2000 and the consolidated statements of income, changes in shareholder' equity and cash flows for each of the years in the three year period ended October 31, 2001 appearing in the Annual Report (Form 40-F).



October 31, 2002                                     /s/ Ernst & Young LLP
Toronto, Canada                                      Ernst & Young LLP